Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following summary describes the Common Stock, $0.0001 par value per share, of NIC Inc. (the “Company,” “we,” “our,” “us,” and “our”), which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation (the “Articles of Incorporation”) and our Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of Delaware General Corporation Law ("DGCL"), for additional information.

Authorized Capital Shares
Our authorized capital shares consist of Two Hundred Million (200,000,000) shares of Common Stock. The outstanding shares of our Common Stock are fully paid and nonassessable. We may issue Preferred Stock from time to time in one or more series, without stockholder approval, when authorized by our Board of Directors. As of the date of the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, no shares of Preferred Stock are outstanding.
Voting Rights
Voting power for the election of directors and for all other purposes is vested exclusively in the holders of the Common Stock, except as may otherwise be provided with respect to any class or series of Preferred Stock outstanding at any time. Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected classes or series are entitled, either separately or together as a class with the holders of one or more other such classes or series, to vote thereon pursuant to the Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock). Our Common Stock does not have cumulative voting rights.

Dividend Rights
Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights
Subject to any preferential rights of outstanding shares of Preferred Stock, holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.

Other Rights and Preferences
Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights.

Limitations on Ability of Stockholders to Call Special Meeting or Act by Written Consent
The Bylaws provide that a special meeting of stockholders may be called only by the Board of Directors, or at the request in writing of the holders owning greater than 50% of capital stock of the Company issued and outstanding and entitled to vote at the meeting. Holders of Common Stock may not act by unanimous written consent.

Advance Notice of Stockholder Proposals and Nominations
The Bylaws provide for advance notice procedures for all stockholder proposals and nominees for directors to be brought before meetings of the Company’s stockholders. A stockholder must give notice no later than the 90th day nor earlier than the 120th days before the one-year anniversary of the date on which the Company held its annual meeting of stockholders the previous year. The notice must contain the information required by the Bylaws, and the stockholder(s) and nominee(s) must comply with the other information requirements outlined in the Bylaws.

Delaware Law Provisions
Certain provisions of the DGCL could make it more difficult to consummate an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our Board of Directors. These provisions may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which is unfair to our stockholders.

Listing
The Common Stock is traded on The Nasdaq Stock Market LLC under the trading symbol “EGOV.”